EXHIBIT 99.2

Formal Notice of Blackout Period

Under the

Colfax Corporation 401(k) Savings Plan Plus

The ESAB Group, Inc. 401(k) Retirement Savings Plan

(As Required Under Section 306(a)(6) of the Sarbanes-Oxley Act of 2002)

To:	All Executive Officers and Directors of Colfax Corporation and ESAB Corporation

From:	Colfax Corporation

Date:	March 7, 2022

Subject:	Notice of Trading Blackout Period

This Notice is being provided to you pursuant to Rule 104 of Regulation BTR, promulgated under Section 306(a)(6) of the Sarbanes Oxley Act of 2002. The purpose of this Notice is to inform you of an impending “blackout period” under each of (i) the Colfax Corporation 401(k) Savings Plan Plus and (ii) The ESAB Group, Inc. 401(k) Retirement Savings Plan (collectively, the “Plans”), during which time you will be generally prohibited from effecting any direct or indirect transactions in Colfax Corporation or ESAB Corporation common stock (as applicable, “Company Stock”), that you acquired in connection with your employment or service as an executive officer or director of Colfax Corporation (“Colfax”) or ESAB Corporation (“ESAB”), as applicable.

Reasons for Blackout Period

In connection with the proposed separation of ESAB from Colfax and the reverse stock split of Company Stock, at a ratio to be determined by the Board of Directors of Colfax at a later date, certain changes will occur to the Colfax stock investment fund held in the Plans (the “Colfax Stock Fund”). As a result of these changes, participants in the Plans and their beneficiaries will temporarily be unable to transfer funds into or out of the Colfax Stock Fund. This period, during which participants and beneficiaries will be unable to exercise these rights otherwise available under the Plans, is called a “blackout period.”

Length of Blackout Period

The blackout period for the Colfax Stock Fund is expected to begin on April 4, 2022 at 4:00 p.m. Eastern Time and to continue through April 29, 2022. The restrictions applicable to you as described in the following section would, based upon the expected start date of the Colfax Stock Fund blackout period, begin April 4, 2022 at 4:00 p.m. Eastern Time and continue through April 29, 2022 at 4:00 p.m. Eastern Time (“BTR Blackout Period”). If Colfax is required to adjust the beginning date or the length of the BTR Blackout Period, Colfax will provide you with notice of such adjustment as soon as reasonably practicable.

Restrictions on Executive Officers and Directors During the BTR Blackout Period

Because participants and beneficiaries of the Plans will be unable to move assets out of the Colfax Stock Fund during the blackout period, the Colfax and ESAB executive officers and directors will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 for the BTR Blackout Period, which will include at least the duration of the blackout period. Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale or other acquisition or transfer of any Company Stock that you acquired in connection with your employment or service as an executive officer or director of Colfax or ESAB, as applicable. For this purpose, there is a rebuttable presumption that any Company Stock that you attempt to transfer during the BTR Blackout Period was acquired in connection with your Colfax or ESAB employment or service, as applicable.

Who to Contact for Additional Information

If you have any questions about this Notice or the blackout period generally, you may contact, Brian Hanigan, VP – Chief Counsel, Securities, Governance and M&A, Colfax Corporation, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.